STOCK SUBSCRIPTION AGREEMENT



         THIS STOCK SUBSCRIPTION AGREEMENT (the "Agreement"), dated as of October 28, 1997, is made and entered into by and between Onsite Energy Corporation, a Delaware corporation (the "Company"), and Westar Capital, Inc., a Kansas corporation (the "Investor").

                                                W I T N E S S E T H

         WHEREAS, the Company, in order to finance its operations, desires to issue an aggregate of Two Million (2,000,000) shares of its Class A Common Stock (the "Onsite Common Stock") and Two Hundred Thousand (200,000) shares of its Series C Convertible Preferred Stock (the "Onsite Preferred Stock") (collectively, the "Onsite Stock") to the Investor upon the terms and conditions contained herein; and

         WHEREAS, Investor desires to purchase Two Million (2,000,000) shares of the Onsite Common Stock and Two Hundred Thousand (200,000) shares of the Onsite Preferred Stock upon upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       CONTEMPLATED TRANSACTIONS AND CLOSING.

         1.1. Purchase of Common Stock. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as provided for in Section 1.5), the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, two million (2,000,000) shares of the Company's Class A Common Stock, par value $0.001 per share (the "Onsite Common Stock"). The purchase of the Onsite Common Stock shall occur at the Closing as specified in Section 1.5.

         1.2. Consideration for Onsite Common Stock. In consideration of the purchase in Section 1.1, at the Closing specified in Section 1.5, the Investor shall pay to the Company $0.50 per share in immediately available United States Dollars, in an aggregate amount equal to One Million Dollars ($1,000,000) for the Onsite Common Stock.

         1.3. Purchase of Series C Convertible Preferred Stock. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as provided for in Section 1.5), the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, two hundred thousand (200,000) shares of the Company's Series C Convertible

1055(3).nks                                            1     November 10, 1997

Preferred Stock, par value $0.001 per share (the "Onsite Preferred Stock"). The purchase of the Onsite Preferred Stock shall occur at the Closing as specified in Section 1.5.

         1.4. Consideration for Onsite Preferred Stock. In consideration of the purchase in Section 1.3, at the Closing specified in Section 1.5, the Investor shall pay to the Company $5.00 per share in immediately available United States Dollars, in an aggregate amount equal to One Million Dollars ($1,000,000) for the Onsite Preferred Stock.

         1.5. The Closing; Closing Date. The transactions contemplated hereby shall be consummated at a closing (the "Closing"), which shall take place simultaneously at 7:30 A.M. Pacific Standard Time on October 31, 1997, at the offices of Bartel Eng Linn & Schroder, 300 Capitol Mall, Suite 1100, Sacramento, California 95814, the offices of the Company, 701 Palomar Airport Road, Suite 200, Carlsbad, California 92009, and the offices of the Investor, 818 Kansas Avenue, Topeka, Kansas 66612. The Closing may also be held at such other time and place as may be agreed upon by the parties. The date of the Closing is referred to herein as the "Closing Date" and all transactions contemplated herein to occur at the Closing shall be deemed to occur on the Closing Date and all transfers and assignments of title shall vest and be deemed effective on the Closing Date.

         1.6. Deliveries at the Closing. Upon the terms and conditions set forth in this Agreement, the Investor and the Company shall make the following deliveries at the Closing on the Closing Date:

                  1.6.1. Deliveries by the Investor at the Closing. At or before the Closing, the Investor shall deliver to the Company the following:

                           (a) Two Million Dollars ($2,000,000) in immediately available United States funds in cash or by a wire transfer in accordance with written instructions from the Company; and

                           (b) a certificate, executed by the Investor and dated as of the Closing Date, certifying that all of the representations and warranties set forth in Section 3 hereof are true and correct in all material respects and that all of the conditions set forth in Section 4 hereof have been satisfied.

                  1.6.2. Deliveries by the Company at the Closing. At the Closing, the Company shall deliver to the Investor the following:

                           (a) Share certificates evidencing two million (2,000,000) shares of the Onsite Common Stock issued in the name of the Investor;

                           (b)  share   certificates   evidencing   two  hundred
                           thousand (200,000) shares of the Onsite Preferred Stock issued in the name of the Investor;


1055(3).nks                                            2      November 10, 1997

                           (c) a certificate, executed by the Company and dated as of the Closing Date, certifying that all of the representations and warranties set forth in Section 2 hereof are true and correct in all material respects and that all of the conditions set forth in Section 5 hereof have been satisfied; and

                           (d) an opinion of counsel in the form attached hereto as Exhibit A.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to Investor that:

         2.1. Due Organization: Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business, and to own, lease and operate any properties related to such business, except where the failure to have such power and authority would not individually or in the aggregate have a Material Adverse Effect (as defined below). The Company is duly qualified or licensed to do business and in good standing in the State of California. For purposes of this Agreement, a "Material Adverse Effect" shall mean an event that could reasonably be expected to have a material adverse effect on the business of the Company, or on its results of operations, properties or financial condition; for purposes of this definition, any event which reasonably could be expected to result in a potential liability to the Company either individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000) will be deemed to have a Material Adverse Effect.

         2.2. Capitalization. The Company's authorized capital stock consists of
(a) 24 million shares of Common Stock, $0.001 par value, of which 23,999,000 are designated Class A Common Stock, of which 10,944,172 are currently outstanding and held by approximately 217 shareholders of record, and (b) one million shares of preferred stock, $0.001 par value, of which none are issued and currently outstanding. Schedule 2.2 sets forth the names and share ownership of each Company shareholder owning over 5% of Company's outstanding common stock as of the date of this Agreement. Except as set forth in the notes to the financial statements contained in the Company's Form 10-KSB for the year ended June 30, 1997, there are no equity securities or debt obligations of the Company authorized, issued or outstanding and there are no outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the
Company's capital stock, there is no outstanding security of any kind convertible into the Company's capital stock, and there is no outstanding security with a claim on dividends prior or senior to the Onsite Preferred Stock.

         2.3.     Authorization.

                  2.3.1. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of the Onsite Stock pursuant hereto and the

1055(3).nks                                            3       November 10, 1997
performance of the Company's obligations hereunder has been taken or will be taken prior to the Closing.

                  2.3.2. The Onsite Stock, when issued, sold and delivered for the consideration expressed and in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities laws.

         2.4. No Conflict; No Consents or Approvals Required. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will:

                           (a)      conflict with or violate any provision of
the Certificate of Incorporation or Bylaws of the Company;

                           (b)      conflict with or violate any law, rule,
regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Company or by which it or any of its properties or assets are bound or affected; or

                           (c)      conflict with or result in any breach of or
constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any lien, charge or encumbrance on any of the respective properties or assets of it pursuant to any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, deed of trust, lease, permit, license, franchise, authorization, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or affected.

         2.5. Litigation. There is no action, suit, proceeding, or investigation pending or, currently threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or which might have, either individually or in the aggregate, a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

         2.6. Title to Properties and Assets. Except for the security interests granted to those persons specified in Schedule 2.6, and except for liens for taxes not yet due and payable, the Company has good and marketable title to all of its properties and assets used in and necessary to the conduct of its business and has good and marketable title to its leasehold interests, in each case subject to no material mortgage, pledge, lien or encumbrance.

         2.7. Financial Statements. The Company has made available to the Investor a true and complete copy of the audited financial statements of the Company, for the fiscal years ended

1055(3).nks                                            4    November 10, 1997

June 30, 1995, June 30, 1996 and June 30, 1997, and related statements of income and cash flows for the years ended June 30, 1995, June 30, 1996 and June 30, 1997 and changes in stockholders' equity for the period from July 1, 1994 to June 30, 1997, as contained in the Company's Annual Reports on Form 10-KSB for the fiscal years ended June 30, 1997 and June 30, 1996. All such financial statements are complete and correct, are in accordance with the books and records of the Company, present fairly the financial condition for the periods indicated, and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with past practice.

         2.8. No Material Adverse Change. Since the Company's report on Form 10-KSB for the fiscal year ended June 30, 1997, there has been no material adverse change in the business, operations or financial condition or prospects of the Company.

         2.9. Reports and Other Information. All material reports, documents and information required to be filed with the Securities and Exchange Commission with respect to the Company have been filed. Since January 1, 1996, the Company has made all filings required to be made in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and such did not omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made as of their respective dates of filing.

         2.10. Statements and Reports True and Correct. The financial statements identified in Section 2.7 were and are true and correct as of the dates thereof. The financial statements identified in Section 2.7 contain no untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.       REPRESENTATIONS AND WARRANTIES OF INVESTOR.

         The Investor represents and warrants that:

         3.1. Authorization. All action on the part of the Investor, including any action by its officers, directors and stockholders, necessary for the purchase of the Onsite Stock pursuant hereto and the performance of the Investor's obligations hereunder has been taken or will be taken prior to the Closing.

         3.2. Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon such Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Onsite Stock to be purchased by the Investor will be acquired for investment purposes for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable federal and state securities laws. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any

1055(3).nks                                            5      November 10, 1997
third person, with respect to any of the Onsite Stock. A transfer of the Onsite Stock to an Affiliate by Investor shall not be deemed to be a violation of this provision. As used herein, the term "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person.

         3.3. Reliance Upon Investor's Representations. Investor understands that the Onsite Stock has not been registered under the Securities Act on the grounds that the transactions contemplated by this Agreement and the issuance of the Securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and Regulation D promulgated thereunder, and that the Company's reliance on such exemption is predicated on the Investor's representations set forth herein.

         3.4. Receipt of Information. The Investor has received information and had the opportunity to ask questions of the Company's management and has considered such information in evaluating the terms and conditions of the offering of the Onsite Stock, and the business, properties, prospects and financial condition of the Company, and in deciding to accept the Onsite Stock. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 hereof or the right of the Investor to rely thereon.

         3.5. Investment Experience. The Investor represents that it is experienced in evaluating and investing in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Onsite Stock. The Investor further represents that it has not been organized solely for the purpose of acquiring the Onsite Stock.

         3.6. Accredited Investor. The Investor represents that it is an "accredited investor" as that term is defined in Regulation D, 17 C.F.R. 230.501(a).

         3.7. Restricted Securities. The Investor understands that the Onsite Stock issued, or to be issued, hereunder may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Onsite Stock, or an available exemption from registration under the Securities Act, the Onsite Stock must be held indefinitely. In particular, the Investor is aware that the Onsite Stock may not be sold pursuant to Rule 144, 17 C.F.R.
230.144, unless all of the conditions of that Rule are met.

4.       CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING.

         The obligations of the Investor under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions, the waiver of which shall not be effective against the Investor unless consented to by Investor in writing:


1055(3).nks                                            6      November 10, 1997

         4.1. Representations and Warranties. The representations and warranties of the Company contained in Section 2 hereof shall be true and correct in all material respects on and as of the Closing Date.

         4.2. Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

         4.3. Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Onsite Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing Date.

         4.4. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated to occur on the Closing Date and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, or Investor's counsel, as the case may be.

         4.5. Execution of Related Agreements. The following agreements between the parties shall have been executed and delivered between the parties to such agreements:

                           (a) the  Stockholders  Agreement  attached  hereto as
                  Exhibit B between the Investor and Onsite Stockholders (as defined in such agreement). All such action shall have been taken as may be necessary to elect Investor's designee to the Board of Directors of the Company, effective upon Closing, as provided in the Stockholders Agreement;

                           (b) the Registration Rights Agreement attached hereto
                  as Exhibit C between Company and Investor; and

                           (c) the Plan and Agreement of Reorganization  between
                  the Company, Westar Business Services, Inc., Westar Energy, Inc., and Westar Capital, Inc.

5.       CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

         The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions by the Investor, the waiver of which shall not be effective unless consented thereto in writing:

         5.1. Representations and Warranties. The representations and warranties of the Investor contained in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date.


1055(3).nks                                            7       November 10, 1997

         5.2. Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Onsite Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing Date.

         5.3. Performance. The Investor shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

6.       RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; COMPLIANCE WITH
SECURITIES ACT.

         6.1. Restrictions on Transferability. The Onsite Stock shall not be transferable, except upon the conditions specified in this Section. The Investor will cause any successor or proposed transferee of the Onsite Stock to agree to take and hold the Onsite Stock subject to the conditions specified in this Section. The Investor acknowledges the restrictions upon its right to transfer the Onsite Stock set forth in this Section.

         6.2. Restrictive Legend. Each certificate representing the Onsite Stock shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

         Upon request of the holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received the opinion referred to in Section 6.3.1.

         6.3.     Notice of Proposed Transfer.

                  6.3.1. Notice. Prior to any proposed transfer of any of the Onsite Stock, the Investor shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by a written opinion of legal counsel reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Onsite Stock may be

1055(3).nks                                            8       November 10, 1997
effected without registration under the Securities Act, whereupon the Investor shall be entitled to transfer the Onsite Stock, subject to the restrictions contained in this Agreement, in accordance with the terms of the notice delivered by the Investor to the Company.

                  6.3.2. Certificate for Transferred Onsite Stock. Each certificate evidencing the Onsite Stock transferred as above provided shall bear the appropriate restrictive legend set forth in Section 6.2 above, except that such certificate shall not bear such restrictive legend if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act. Each transferee of the Onsite Stock shall agree with respect to those securities to be bound by the terms of this subsection.

         6.4.     Standstill Agreement.

                  6.4.1. Investor agrees that for a period of five (5) years from the date of this Agreement (the "Standstill Period"), except as otherwise permitted or contemplated by this Agreement, Investor will not, directly or indirectly, nor will it permit any of its affiliates, as that term is defined in
Section 3.2 hereof, to, from or after the date such person becomes an affiliate, without the prior approval of a majority vote of the directors of the Company's board of directors (a "Requisite Board Vote") who are not the designated directors of the Investor or otherwise affiliates of Investor (the "Disinterested Directors") do any of the following:

                           (a) acquire, or offer to acquire, whether by purchase, gift or by joining a partnership or other group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), any shares of the Company's common or preferred stock (collectively, the "Voting Stock"), securities convertible into, exchangeable for, or exercisable for Voting Stock which would result in the Investor holding in excess of forty-five percent (45%) of the Company's outstanding securities on a fully diluted basis at the time of any such proposed acquisition, except as contemplated by this Agreement; or

                           (b) (i) solicit, initiate or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, disregarding clause
                  (iv) of Rule 14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way participate in a call, for any special meeting of stockholders of the Company (or take any action with respect to acting by written consent of the stockholders); request or take any action to obtain or retain any list of holders of any securities of the Company; initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, one or more stockholder proposals relating to the Company's Voting Stock; (ii) deposit any Voting Stock in a voting trust or subject them to any voting agreement or arrangements, except as provided for herein; (iii) form, join, or in any way participate in a group with respect to any shares of Voting Stock, or any

1055(3).nks                                            9       November 10, 1997
                  securities the ownership thereof would make the owner a beneficial owner of Voting Stock; (iv) otherwise act to control or influence the Company or the management, the Disinterested Directors, policies or affairs of the Company;
                  (v) disclose any intent, purpose, plan or proposal with respect to this Agreement or the Company, its affiliates or the board of directors, management, policies, or affairs or securities or assets of the Company or its affiliates that is securities or assets of the Company or its Affiliates that is not consistent with this Agreement or the Purchase Agreement, including any intent, purpose, plan or proposal that is conditioned upon, or that would require the Company or any of its Affiliates to make public disclosure relating to any such intent, purpose, plan, proposal or condition; or (vi) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing.

         6.4.2. If, at any time four or more quarterly dividends, whether or not consecutive, on the Series C Convertible Preferred Stock shall be in default, in whole or in part, if the Investor has exercised its rights to elect a majority of the directors of the Company's board, all directors shall be entitled to vote pursuant to Section 6.4.1 above. Such modification to the provisions of Section
6.4.1 shall continue until all dividends accrued on the Series C Convertible Preferred Stock shall have been paid or set apart for payment, at which time
Section 6.4.1 shall again be in force as written.

         6.4.3. Nothing in this Agreement shall preclude or prevent Investor from making a counter-offer to acquire the Company in the event that a third party makes an unsolicited bona fide publicly announced offer to acquire control of the Company pursuant to a tender offer, merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction (a "Third Party Offer") and (B) the Company thereafter
(i) issues a statement recommending the Third Party Offer to its shareholders or
(ii) the Company either issues a statement not recommending the Third Party Offer or takes no position with respect to such offer but is required by a court to furnish the party making the Third Party Offer a list of shareholders of the Company.

         6.5. Investor's Preemptive Rights. The Company hereby grants to the Investor the right, on the terms (including the limitations contained in Section 6.4) set forth below, to purchase the Investor's pro rata share of New Securities (as defined below) which the Company may, from time to time, propose to sell and issue for cash or other consideration. The pro rata share is the ratio of (x) the underlying Common Stock and Preferred Stock on a fully diluted basis held by the Investor at the time the New Securities are to be sold, or otherwise transferred, to (y) the total number of shares of common stock then issued and outstanding plus the number of shares of underlying common stock represented by all then outstanding securities convertible at a price below the then Average Closing Price, as that term is defined in Section 7.1, into or exercisable at a price below the then Average Closing Price, as that term is defined in Section 7.1, for shares of common stock held by any Person. The right shall be subject to the following provisions:


1055(3).nks                                            10      November 10, 1997

         In the case of securities to be issued pursuant to the acquisition of another corporation or entity by the Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company shall become the owner of more than 50% of the voting power of such corporation, the price at which the Investor may exercise its pre-emption rights shall be the Average Closing Price, as that term is defined in Section 7.1, for the twenty day period ending the day before a public announcement of the merger or other transaction is made; provided, however, that prior to December 31, 1998, such price shall be at least $1.00, but not more than $2.00.

         "New Securities" shall mean any authorized but unissued shares, and any treasury shares, of capital stock of the Company and all rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into Common Stock; provided, however, that the term "New Securities" does not include:

                  -        securities issued under this Agreement;

                  - shares of Class A Common issued upon conversion of options and warrants issued and outstanding as of the Closing Date;

                  - securities issued in connection with any stock split, stock dividend or reclassification of Class A Common distributable on a pro rata basis to all holders of Class A Common;

                  - shares of Class A Common issued pursuant to options outstanding and/or granted after the date hereof to any senior management personnel or directors or pursuant to any Employee Benefit Plan as that term is defined in SEC Rule 405 entered into by the Company and approved by the Company's Board of Directors.

         In the event the Company proposes to undertake an issuance of New Securities, it shall give the Investor reasonable written notice of its intention, describing the type of New Securities, the consideration and the general terms upon which the Company proposes to issue the same. The Investor shall have a reasonable time under the circumstances to agree to purchase its pro rata share of such New Securities for the cash or cash equivalent consideration and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The New Securities shall be purchased simultaneously with the closing of the offering of the New Securities if practical, but in no event later than 15 days after the closing at the Company's election.

         The purchase rights granted under this Section shall be exercisable only by the Investor and its successors but not its assigns, unless such assign is an affiliate of the Investor. Upon request of the Investor or its successors, the Company will promptly inform the requesting party in writing of (x) the number of shares of common stock issued and outstanding and (y) the number of shares of underlying common stock represented by then outstanding securities convertible into or exercisable for shares of common stock held by any Person, in each case as

1055(3).nks                                            11     November 10, 1997
of the date of such notice by the Company. The right of the Investor or successor to the private preemptive right herein provided shall be determined on the basis of the information contained in such notice, irrespective of any exercise of options or conversion rights or like rights to acquire shares of Common Stock of the Company after the date of such notice.

7.       ADDITIONAL COVENANTS OF THE PARTIES.

         7.1. Right to Purchase Additional Shares of Class A Common Stock. Investor may, at its option and upon notice to the Company, between June 30, 1998 and December 31, 1998, purchase an additional two million shares of Class A Common Stock at a per share price equal to the Average Closing Price of the Class A Common Stock, but in no event less than $1.00 per share nor greater than $2.00 per share. The purchase of the additional shares shall be completed within 5 business days.

         "Average Closing Price" shall mean the average closing price for the Company's Class A Common Stock for a period of 20 consecutive trading days as quoted on a national securities exchange, or, if the Company's Class A Common Stock is not traded on a national securities exchange, then on the NASDAQ Stock Market, or, if the Company's Class A Common Stock is not traded on the NASDAQ Stock Market, then on the OTC Bulletin Board or similar public market.

         7.2. Call for Additional Shares of Series C Convertible Preferred Stock. Provided that the Company is not in default with respect to the dividends on the Series C Convertible Preferred Stock, the Company may, at its option and upon 10 business days' written notice to the Investor, until December 31, 1998, require Investor to purchase up to an additional four hundred thousand shares of Series C Convertible Preferred Stock at $5.00 per share, using up to two separate calls of at least 100,000 shares each, but limited to one such call per quarter. The purchase of the additional shares shall be completed within 5 business days.

         7.3. Securities Law Filings Undertaking. So long as the Investor is a holder of the Company's common stock or preferred stock, the Company will use its best efforts to maintain adequate public information as is necessary or appropriate such that the Company qualifies to use a Form S-3 Registration Statement and such that the Investor may transfer any of the Company's common stock or preferred stock held by it pursuant to Rule 144 under the Securities Act. All such filings shall be made at the Company's expense.

8.       REGISTRATION RIGHTS.

         8.1. Demand and Piggy-back Rights. The Company shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit C, pursuant to which the Investor shall be granted demand registration rights and piggy-back registration rights.


1055(3).nks                                            12      November 10, 1997

9.       MISCELLANEOUS

         9.1. Entire Agreement. This Agreement and the schedules and other documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

         9.2. Survival of Warranties. The warranties, representations and covenants of the Company and the Investor, jointly and severally, contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date.

         9.3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         9.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by a party and sent to the other parties via facsimile transmission and the facsimile transmitted copy shall have the same integrity, force and effect as an original document.

         9.6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         9.7. Notices. All notices or other communications required hereunder shall be in writing and shall be sufficient in all respects and shall be deemed delivered after 5 days if sent via registered or certified mail, postage prepaid; the next day if sent by overnight courier service; or one business day after transmission, if sent by facsimile, to the following:

                  If to Company :                    Onsite Energy Corporation
                                            701 Palomar Airport Rd., #200
                                            Carlsbad, CA  92009
                                            Attn: Richard T. Sperberg
                                            Fax:     (760) 931-2405



1055(3).nks                                            13      November 10, 1997
                  with copies to:                    Bartel Eng Linn & Schroder
                                            300 Capitol Mall, Suite 1100
                                            Sacramento, CA  95814
                                            Attn:  Scott E. Bartel, Esq.
                                            Fax:     (916) 442-3442

                  If to Investor:                    Westar Capital, Inc.
                                            PO Box 889
                                            818 Kansas Avenue
                                            Topeka, KS  66601
                                            Attn: Rita A. Sharpe
                                            Fax:     (785) 575-1771

                  with copies to:                    Westar Capital, Inc.
                                            PO Box 889
                                            818 Kansas Avenue
                                            Topeka, KS  66601
                                            Attn: John K. Rosenberg
                                            Fax:     (785) 575-1788

Any party hereto may change its address for purposes hereof by notice to all other parties hereto.

         9.8. Dispute Resolution. No party to this Agreement shall be entitled to take legal action with respect to any dispute relating hereto until it has complied in good faith with the following alternative dispute resolution procedures. This Section shall not apply to the extent it is deemed necessary to take legal action immediately to preserve a party's adequate remedy.

                  9.8.1. Negotiation. The parties shall attempt promptly and in good faith to resolve any dispute arising out of or relating to this Agreement, through negotiations between representatives who have authority to settle the controversy. Any party may give the other party written notice of any such dispute not resolved in the normal course of business. Within 20 days after delivery of the notice, representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange information and to attempt to resolve the dispute, until the parties conclude that the dispute cannot be resolved through unassisted negotiation. Negotiations extending sixty days after notice shall be deemed at an impasse, unless otherwise agreed by the parties.

         If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal and state Rules of Evidence.


1055(3).nks                                            14     November 10, 1997

                  9.8.2. ADR Procedure. If a dispute with more than $20,000.00 at issue has not been resolved within 60 days of the disputing party's notice, a party wishing resolution of the dispute ("Claimant") shall initiate assisted Alternative Dispute Resolution ("ADR) proceedings as described in this Section. Once the Claimant has notified the other ("Respondent") of a desire to initiate ADR proceedings, the proceedings shall be governed as follows: By mutual agreement, the parties shall select the ADR method they wish to use. That ADR method may include arbitration, mediation, mini-trial, or any other method which best suits the circumstances of the dispute. The parties shall agree in writing to the chosen ADR method and the procedural rules to be followed within 30 days after receipt of notice of intent to initiate ADR proceedings. To the extent the parties are unable to agree on procedural rules in whole or in part, the current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, CPR Model Mini-trial Procedure, or CPR Commercial Arbitration Rules--whichever applies to the chosen ADR method--shall control, to the extent such rules are consistent with the provisions of this Section. If the parties are unable to agree on an ADR method, the method shall be arbitration.

         The parties shall select a single Neutral third party to preside over the ADR proceedings, by the following procedure: Within 15 days after an ADR method is established, the Claimant shall submit a list of 5 acceptable Neutrals to the Respondent. Each Neutral listed shall be sufficiently qualified, including demonstrated neutrality, experience and competence regarding the subject matter of the dispute. A Neutral who is an attorney or former judge shall be deemed to have adequate experience. None of the Neutrals may be present or former employees, attorneys, or agents of either party. The list shall supply information about each Neutral, including address, and relevant background and experience (including education, employment history and prior ADR assignments). Within 15 days after receiving the Claimant's list of Neutrals, the Respondent shall select one Neutral from the list, if at least one individual on the list is acceptable to the Respondent. If none on the list are acceptable to the Respondent, the Respondent shall submit a list of 5 Neutrals, together with the above background information, to the Claimant. Each of the Neutrals shall meet the conditions stated above regarding the Claimant's Neutrals. Within 15 days after receiving the Respondent's list of Neutrals, the Claimant shall select one Neutral, if at least one individual on the list is acceptable to the Respondent. If none on the list are acceptable to the Claimant, then the parties shall request assistance from the Center for Public Resources, Inc., to select a Neutral.

         The ADR proceeding shall take place within 30 days after the Neutral has been selected. The Neutral shall issue a written decision within 30 days after the ADR proceeding is complete. Each party shall be responsible for an equal share of the costs of the ADR proceeding. The parties agree that any applicable statute of limitations shall be tolled during the pendency of the ADR proceedings, and no legal action may be brought in connection with this Agreement during the pendency of an ADR proceeding.

         The Neutral's written decision shall become final and binding on the parties, unless a party objects in writing within 30 days of receipt of the decision. The objecting party may then

1055(3).nks                                            15     November 10, 1997
file a lawsuit in any court allowed by this Agreement. The Neutral's written decision shall be admissible in the objecting party's lawsuit.

         9.9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investor, its successors or assigns, and each future holder of such securities and the Company. A waiver by any party hereto of a default in the performance of this Agreement shall not operate as a waiver of any future or other default, whether of a like or different kind.

         9.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the parties shall use their efforts to substitute provisions of substantially the same effect. The balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         9.11. Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by a party and sent to the other parties via facsimile transmission and the facsimile transmitted copy shall have the same integrity, force and effect as an original document.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            COMPANY:

                                            Onsite Energy Corporation


                                            By:
                                            Richard T. Sperberg, President



                                            INVESTOR:

                                            Westar Capital, Inc.


                                            By:
                                                     Rita A. Sharpe, President

1055(3).nks                                            16     November 10, 1997

                                           Stock Subscription Agreement
                                                   Schedule 2.2

                                Onsite Shareholders (Greater than 5% Ownership)
                                                      (as of 10/28/97)





Name                                                           Share Ownership

ProActive Partners, L.P.                                            1,599,172

Lagunitas Partners, L.P.                                              820,477

Richard T. Sperberg                                                 1,810,912

William M. Gary                                                     1,725,912

                                           Stock Subscription Agreement
                                                   Schedule 2.6


                                  Security Interest in Onsite Assets



Secured Party                     Assets Subject to Security Interest

EUA Cogenex Corp.                 Contracts and revenues associated with SCE
                                  DSM contract and associated security deposits

Copelco Capital/Minolta Business Systems  Copier

Ikon Capital/Cash-Lewis                   Telecopier

Dana Commercial Credit                    Computer equipment

ProActive Partners, L.P.                  General security in all Onsite assets
                                          (securing Letter of Credit)

Richard T. Sperberg                       General security in all Onsite assets
                                          (securing indemnification agreement)

                                                 October 31, 1997



Westar Capital, Inc.
P. O. Box 889
818 Kansas Avenue
Topeka, KS  66601

         Re:      Onsite Energy Corporation
                  Opinion Letter Pursuant to Stock Subscription Agreement

Ladies and Gentlemen:

         We act as counsel for Onsite Energy Corporation, a Delaware corporation (the "Company"), in connection with the Stock Subscription Agreement dated October 28, 1997, between Westar Capital, Inc., a Kansas corporation ("Westar"), and the Company ("Agreement"). This letter is delivered to Westar at the request of the Company pursuant to Section 1.6.2.(d) of the Agreement. Except as otherwise defined herein, the capitalized terms in this letter shall have the meanings ascribed to them in the Agreement.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. In addition, this Opinion Letter shall be governed by, and shall be interpreted in accordance with, the "California Provisions" and the "California Generic Exception" as defined in the Business Law Section of the California State Bar Report on the Third-Party Legal Opinion Report of the ABA Section of Business Law (dated May 1992), and is therefore subject to a number of additional qualifications, exceptions, and understandings, all as more particularly described in the California Provisions and California Generic Exception, and this Opinion Letter should also be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the States of California and Delaware.

Westar Capital, Inc.
October 31, 1997
Page 2




         Whenever our opinion herein with respect to the existence or absence of facts or circumstances is qualified by the phrase "to the best of our knowledge", it is intended to indicate that during the course of our representation, no information has come to our attention that would give us actual knowledge of the existence of such facts or circumstances. However, we have not undertaken any special or independent investigation to determine the existence or absence of such facts or circumstances, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation herein.

         Based upon and subject to the foregoing, as of the date hereof, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to carry on its business as now conducted, and to own, lease and operate any properties related to its business, except where the failure to have such power and authority would not have a material adverse effect. The Company is qualified to do business as a foreign corporation in the State of California, and to our knowledge, in all other jurisdictions in which such qualification is required other than those in which failure to qualify would not have a material adverse effect on the Company's operations or financial condition.

         2. The Company has all requisite legal and corporate power to execute and deliver the Agreement and to carry out and perform its obligations under the Agreement.

         3. The Agreement, when executed and delivered, constitutes a valid, legally binding and enforceable obligation of the Company, except as the enforceability may be subject to or limited by laws of general application relating to bankruptcy, insolvency or the relief of debtors and other laws of general application affecting enforcement of creditors' rights generally, or rules of law and principles of equity governing specific performance, injunctive relief or other equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         4. The execution, delivery and performance of the Agreement by the Company will not result in a violation of any provision of

Westar Capital, Inc.
October 31, 1997
Page 3



its Certificate of Incorporation or Bylaws as in effect on and as of the Closing Date or, to our knowledge, of any provision of any material mortgage, indenture, agreement, instrument or contract to which it is a party, of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company in any manner which would be material to the Agreement, the conduct of the Company's business or its financial condition.

         5. The Common Stock and Preferred Stock, when sold, issued, and delivered for the consideration expressed in, and in compliance with, the provisions of the Agreement will be duly authorized, validly issued, fully paid and nonassessable.

         The phrase "Primary Lawyer Group," as used in the Accord, is hereby modified and for purposes of applying the Accord to this Opinion Letter the Primary Lawyer Group means Scott E. Bartel, Esq.
and Daniel B. Eng, Esq. of our firm.

         Our opinion is limited solely to matters set forth herein. This letter is provided to you solely for your benefit and in connection with the transactions provided for in or contemplated by the Agreement, and shall not be relied upon by any other person or for any other purpose without our prior written consent.

                                Very truly yours,